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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     1    )*
                                          ---------


            Cheyenne Software, Inc. (Acquired by Computer Associates
                         International, Inc. on 11/8/96)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   166888107
                  --------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

CUSIP No. 166888107                       13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
      I.D. No. 74-1881407

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      State of Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


        HC
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                  SCHEDULE 13G



Item 1(a)     NAME OF ISSUER:
              Cheyenne Software, Inc. (Acquired by Computer Associates International, Inc. on 11/8/96)

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1 Computer Associates Plaza
              Islandia, NY  11788-7000

Item 2(a)     NAME OF PERSON FILING:
              A I M Management Group Inc.

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              11 Greenway Plaza, Suite 1919
              Houston, Texas  77046

Item 2(c)     CITIZENSHIP:
              State of Delaware

Item 2(d)     TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $.01 per share

Item 2(e)     CUSIP NUMBER:
              166888107

Item 3        TYPE OF REPORTING PERSON:
              Parent Holding Company, in accordance with section
              240.13d-1(b)(ii)(G)

Item 4(a)     AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996:
              N/A

Item 4(b)     PERCENT OF CLASS:
              N/A

Item 4(c)     DEEMED VOTING POWER AND DISPOSITION POWER:
              (i)   sole power to vote or to direct the vote: N/A
              (ii)  shared power to vote or to direct the vote: N/A
              (iii) sole power to dispose or to direct the disposition of:
                    N/A
              (iv)  shared power to dispose or to direct the disposition of:
                    N/A

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              This statement is being filed to report the fact that as of December 31, 1996, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON: N/A





                           Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY: A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

Item 9        NOTICE OF DISSOLUTION OF A GROUP:
              N/A

Item 10       CERTIFICATION:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

              SIGNATURE:
              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              Date:  February 12, 1997          A I M Management Group Inc.


                                                /s/ CAROL F. RELIHAN

                                                Carol F. Relihan
                                                Vice President, Secretary
                                                and General Counsel



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.





                              Page 4 of 4 pages